As filed with the Securities and Exchange Commission on September 21, 2018
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NUTANIX, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization)	27-0989767 (I.R.S. Employer Identification No.)
1740 Technology Drive, Suite 150
San Jose, California 95110
(Address of principal executive offices, including zip code)
2016 Equity Incentive Plan
2016 Employee Stock Purchase Plan
(Full titles of the plans)
Dheeraj Pandey
Chief Executive Officer and Chairman
Nutanix, Inc.
1740 Technology Drive, Suite 150
San Jose, California 95110
(408) 216-8360
(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Jeffrey D. Saper, Esq. Mark B. Baudler, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Tyler Wall, Esq. Olive Huang, Esq. Nutanix, Inc. 1740 Technology Drive, Suite 150 San Jose, California 95110 (408) 216-8360
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.000025 par value per share
- 2016 Equity Incentive Plan	8,642,904	(2)	$47.16	(4)	$407,599,352.64	$50,746.12
- 2016 Employee Stock Purchase Plan	1,728,580	(3)	$40.09	(5)	$69,298,772.20	$8,627.70
Total	10,371,484				$476,898,124.84	$59,373.82

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock, $0.000025 par value per share (“Class A common stock”) that become issuable under the 2016 Equity Incentive Plan (“2016 Plan”) or 2016 Employee Stock Purchase Plan (“2016 ESPP”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Class A common stock.

(2)	Represents additional shares of Class A common stock available for issuance as a result of the automatic annual evergreen increase on August 1, 2018 under Registrant’s 2016 Plan.
(3)	Represents additional shares of Class A common stock available for issuance as a result of the automatic annual evergreen increase on August 1, 2018 under Registrant’s 2016 ESPP.
(4)
Estimated in accordance with Rules 457(c) and (h) solely for purposes of calculating the registration fee on the basis of the average of the high and low prices of Registrant’s Class A common stock as reported on The NASDAQ Global Select Market on September 20, 2018.

(5)
Estimated in accordance with Rules 457(c) and (h) solely for purposes of calculating the registration fee on the basis of 85% of the average of the high and low prices of Registrant’s Class A common stock as reported on the NASDAQ Global Select Market on September 20, 2018. Pursuant to the 2016 ESPP, for each offering period, the purchase price of the shares of common stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of the common stock on the first trading day of the offering period or on the exercise date.

REGISTRATION OF ADDITIONAL SECURITIES
PURSUANT TO GENERAL INSTRUCTION E
2016 Equity Incentive Plan
The 2016 Equity Incentive Plan (the “2016 Plan”) of Nutanix, Inc. (the “Registrant”) provides that the total number of shares of Class A common stock, $0.000025 par value ("Class A common stock") reserved for issuance under the 2016 Plan will be automatically increased on the first day of each fiscal year beginning in fiscal 2018, by an amount equal to the least of (i) 18,000,000 shares, (ii) 5% of the outstanding shares of all classes of common stock as of the last day of our immediately preceding fiscal year, or (iii) such other amount as Registrant’s Board of Directors may determine. Accordingly, on August 1, 2018, the number of shares of Class A common stock reserved under the 2016 Plan increased by an additional 8,642,904 shares (or 5% of the outstanding shares of common stock as of July 31, 2018).
2016 Employee Stock Purchase Plan
The Registrant’s 2016 Employee Stock Purchase Plan (the “2016 ESPP”) provides that the number of shares of our Class A common stock available for sale under our 2016 ESPP will be automatically increased on the first day of each fiscal year beginning in fiscal 2018, by an amount equal to the least of (i) 3,800,000 shares, (ii) 1% of the outstanding shares of all classes of common stock as of the last day of the immediately preceding fiscal year, or (iii) such other amount as Registrant’s Board of Directors may determine. Accordingly, on August 1, 2018, the number of shares of Class A common stock reserved under the 2016 ESPP increased by an additional 1,728,580 shares (or 1% of the outstanding shares of common stock as of July 31, 2018).
These additional shares of Class A common stock are securities of the same class as other securities for which the Registration Statement on Form S-8 (File No. 333-213888) (“Initial Form S-8”) was filed with the Securities and Exchange Commission (“Commission”) on September 30, 2016. Pursuant to General Instruction E to Form S-8, this Registration Statement hereby incorporates by reference the contents of the Initial Form S-8 and the Form S-8 filed with the Commission on September 18, 2017 (File No. 333-220517), except that the provisions contained in Part II of such earlier registration statement are modified as set forth in this Registration Statement.

PART I
INFORMATION REQUIRED IN THE PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents filed by Registrant with the Commission are incorporated by reference into this Registration Statement:
(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2018, filed with the Commission on September 21, 2018 (File No. 001-37883), pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's Annual Report referred to in (a) above (other than the portions of such documents not deemed to be filed); and
(c) The description of the Registrant's Class A common stock which is contained in a registration statement on Form 8-A filed on September 19, 2016 (File No. 001-37883) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 8. EXHIBITS
See the Exhibit Index below.
EXHIBIT INDEX

Exhibit		Incorporated by Reference
Number	Description	Form	SEC File No.	Exhibit	Filing Date
4.1	Specimen Class A Common Stock Certificate	S-1/A	333-208711	4.2	4/4/2016
4.2	2016 Equity Incentive Plan and forms of equity agreements thereunder	S-1/A	333-208711	10.4	9/19/2016
4.3	2016 Employee Stock Purchase Plan and forms of equity agreements thereunder	S-1/A	333-208711	10.5	9/19/2016
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation	*	*	*	*
23.1*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)	*	*	*	*
23.2*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.	*	*	*	*
24.1*	Power of Attorney (included on the signature page hereto).	*	*	*	*

* Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 21st day of September, 2018.

Nutanix, INC. By: /s/ Dheeraj Pandey Dheeraj Pandey Chief Executive Officer and Chairman
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dheeraj Pandey and Duston M. Williams, and each of them, as his true and lawful attorneys-in-fact, proxies and agents, each with full power of substitution and resubstitution, for him in any and all capacities, to sign this registration statement on Form S-8 and any or all amendments (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, proxies and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Dheeraj Pandey	Chief Executive Officer and Chairman (Principal Executive Officer)	September 21, 2018
Dheeraj Pandey

/s/ Duston M. Williams	Chief Financial Officer (Principal Financial Officer)	September 21, 2018
Duston M. Williams

/s/ Kenneth W. Long III	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	September 21, 2018
Kenneth W. Long III

/s/ Susan L. Bostrom	Director	September 21, 2018
Susan L. Bostrom

/s/ Craig Conway	Director	September 21, 2018
Craig Conway

/s/ Steven J. Gomo	Director	September 21, 2018
Steven J. Gomo

/s/ John McAdam	Director	September 21, 2018
John McAdam

/s/ Ravi Mhatre	Director	September 21, 2018
Ravi Mhatre

/s/ Jeffrey T. Parks	Director	September 21, 2018
Jeffrey T. Parks

/s/ Michael P. Scarpelli	Director	September 21, 2018
Michael P. Scarpelli